Exhibit 99.1

Ivanhoe Capital Acquisition Corp. Announces Pricing of Upsized $240 Million Initial Public Offering

Singapore – January 6, 2021 – Ivanhoe Capital Acquisition Corp. (the “Company”) today announced the pricing of its upsized initial public offering of 24,000,000 units at a price of $10.00 per unit. The units will be listed on The New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “IVAN.U” beginning on January 7, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “IVAN” and “IVAN WS,” respectively.

Ivanhoe Capital Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a target in industries related to the paradigm shift away from fossil fuels towards the electrification of industry and society.

Morgan Stanley is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Gary Gartner, CFO

Ivanhoe Capital Acquisition Corp.

Tel: +65 6337 1818

info@ivanhoecapitalacquisition.com